Exhibit 99.2

Conference Call January 5, 2005 — 9:00 A.M.

              Good morning everyone. I would like to welcome all of our shareholders and interested potential investors. The primary purpose of our conference call this morning is to release our revenues for the month of December and the fourth quarter of 2004. In that context, I will take a moment to remind you of our revenue recognition policy. Finally, I will speak to the growth prospects for HearUSA.

              Our remarks today include forward-looking statements. Such statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties are described in the company’s current report on Form 8-K filed today with the SEC. These forward-looking statements represent the company’s judgment as of the date of this call.

              December revenues, despite the usual holiday season, were strong and reached $7.1 million an increase of 16% from $6.1 million for the comparable period last year. Fourth quarter revenues in 2004 totaled $18.8 million up 11% from $16.9 million for the comparable period last year. This represents the fourth consecutive quarter of increased revenues. Based on the current run rate and recently announced new and expanded healthcare provider contracts, we believe that revenues in the 2005 fiscal year will exceed $80 million and that 2005 will be our first profitable year.

              We often get questions concerning how we recognize revenue. The company only recognizes revenue upon the delivery of a hearing aid. Three events must be met before the hearing aid is deemed delivered and revenue is recognized:

1.	The completed order of the hearing aid by the patient.

2.	The delivery of the finished product to our center by the manufacturer; and finally

3.	The patient’s return to the center to pick up the completed order.

              We are very pleased with the performance of the company in recent quarters and the fourth quarter in particular. I believe that this performance, along with other factors, is the basis for continued growth in revenues. As the company moves forward in 2005, revenue growth will be derived from four sources:

1.	Growth in the membership of and use by our contracted healthcare providers;

2.	Continued consumer marketing;

3.	Strategic acquisitions;

4.	Additional healthcare providers contracts.

              We believe that growth in the membership of our contracted healthcare providers will provide the largest percentage of our growth over the next 12 — 18 months. Growth in the membership of our contracted healthcare providers with a hearing benefit is primarily the result of the Medicare Prescription Drug Improvement and Modernization Act, which is stimulating patients to shift from Medicare to managed care.

              The company is continuing to market to the self-pay patient, but because of the overall economy we believe that increased revenues from this source will grow a bit more slowly than the increases we expect from the growth of our contracted membership.

              Finally, strategic acquisitions are under constant review by us as a means of increasing market share and economies of scale. We have a $25 million line of credit from Siemens, which can be used for appropriate acquisition expansion.

              The next revenue report covering January results will be available on Wednesday the 9th of February. We also expect to host a quarterly conference call after the end of the first quarter in May of 2005. The date, time and call-in information for this call will be announced in advance of the call.

              Thank you for listening.